Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-98775 and Form S-8 Nos. 333-99597, 333-103368 and 333-118347) of Equity One, Inc. and subsidiaries and in the related Prospectuses of our reports dated February 21, 2008, with respect to the consolidated financial statements and schedules of Equity One, Inc. and  subsidiaries, and the effectiveness of internal control over financial reporting of Equity One, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
February 21, 2008